Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Humana Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.16 2/3 per share	Rule 457(c) and Rule 457(h)	5,000,000	$436.53	$2,182,650,000	0.0000927	$202,331.66

Total Offering Amounts							$202,331.66

Total Fee Offsets(3)							—

Net Fee Due							$202,331.66

(1)

The Registration Statement on Form S-8 (this “Registration Statement”) covers 5,000,000 shares of Common Stock, par value $0.16 2/3 per share (“Shares”) of Humana Inc. (the “Company” or “Registrant”) to be issued pursuant to the Humana Retirement and Savings Plan, as well as an indeterminate amount of Shares that may be issued upon stock splits, stock dividends, similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended, and an indeterminate amount of interests in such plan in accordance with Rule 416(c).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low sales price per Share as reported on the New York Stock Exchange on April 26, 2022.

(3)	The Registrant does not have any fee offsets.